FINANCIAL STATEMENTS

The audited Statement of Assets and Liabilities as of May 1, 2007 for the Fund is included below.

                         NCM Capital Mid-Cap Growth Fund

                       Statement of Assets and Liabilities
                                   May 1, 2007
---------------------------------------------------------------------------------------

Assets:
--------------------------------------------------------------------
Cash                                                                  $      100,000
-------------------------------------------------------------------- ------------------
                              Total Assets                            $      100,000
--------------------------------------------------------------------
Liabilities:                                                          $            -
-------------------------------------------------------------------- ------------------
Net Assets                                                            $      100,000
-------------------------------------------------------------------- ==================
Net Assets Consist of:
--------------------------------------------------------------------
Paid in Capital                                                       $      100,000
-------------------------------------------------------------------- ==================
Retail Class Shares:
Net Asset Value, and Redemption Proceeds Per Share:
$20,000 / 2,000 shares outstanding, $0.001 par value                  $        10.00
                                                                     ==================
Maximum Offering Price (a)                                            $        10.47
-------------------------------------------------------------------- ==================
Investor Class Shares:
Net Asset Value, Offering Price and Redemption Proceeds Per Share:
$20,000 / 2,000 shares outstanding, $0.001 par value                  $       10.00
-------------------------------------------------------------------- ==================
No Load Class Shares:
Net Asset Value, Offering Price and Redemption Proceeds Per Share:
$60,000 / 6,000 shares outstanding, $0.001 par value                  $       10.00
-------------------------------------------------------------------- ==================
(a)  There is a maximum frond end sales charge (load) of 4.50% imposed on purchases.

Notes:

(1)         NCM Capital  Mid-Cap  Growth Fund, a mutual fund (the "Fund"),  is a diversified series of the NCM Capital Investment Trust (the "Trust"), an open-ended management investment company. The Trust was established as a Delaware statutory trust under an Agreement and Declaration of Trust on December 4, 2006, and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 2,000, 2,000, and 6,000 shares of the Retail Class Shares, the Investor Class Shares, and the No Load Class Shares, respectively, at $10.00 per share for all classes. Each class of shares has equal rights as to earnings and assets except that each class bears different distribution and service expenses. The Fund's investment advisor has paid all organizational costs.

(2) As full compensation for the investment advisory services provided to the Fund by NCM Capital Advisers, Inc., the Adviser will receive monthly compensation based on the Fund's average daily net assets at an annual rate of 0.85% on the first $250 million, 0.75% on the next $500 million, and 0.65% on assets over $750 million. The Adviser and the Trust, on behalf of the Fund, have entered into an Expense Limitation Agreement under which the Adviser has agreed to waive or reduce its fees and assume other expenses of the Fund, if necessary, in an amount that limits "Total Annual Fund Operating Expenses" (exclusive of interest, taxes, brokerage fees and commissions,
            Acquired Fund fees and expenses, extraordinary expenses, and payments if any, under Rule 12b-1 Plan) to no more than 1.30% of the average daily net assets of the Fund for the fiscal year ending February 29, 2008.


(3) The Fund has adopted a Distribution Plan in accordance with Rule 12b-1 under the 1940 Act (the "Distribution Plan"). The Fund may annually pay the Distributor up to 0.25% of the average daily net assets attributable to the Retail Class Shares, 0.40% of the average daily net assets attributable to the Investor Class Shares, and 0.25% of the average daily net assets attributable to the No Load Class Shares. The 0.25% fee for the Retail Class Shares and No Load Class Shares are service fees. The 0.40% fee for the Investor Class Shares is comprised of a 0.25% service fee and a 0.15% distribution fee.


(4) Reference is made to the administration of the Fund (on page 18) and tax information (on page 25) in the Statement of Additional
            Information for descriptions of the investment advisory fee, administrative and other services and federal tax aspects of the Fund.


(5) Certain Officers and Trustees of the Trust are Officers and Directors or Trustees of the Fund's investment advisor and the Fund's administrator.

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Briggs
Bunting &
Dougherty, LLP
Certified
Public
Accountants




   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Trustees of NCM Capital Investment Trust and the Shareholders of the NCM Capital Mid-Cap Growth Fund


We have audited the accompanying statement of assets and liabilities of the NCM Capital Mid-Cap Growth Fund ("the Fund"), a series of the NCM Capital Investment Trust, as of May 1, 2007. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Fund, as of May 1, 2007, in conformity with accounting principles generally accepted in the United States of America.


                            /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                            BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
May 2, 2007